Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®

The Capital Grille® Bahama Breeze® Seasons 52®

            www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
	(Analysts)	Matthew Stroud	(407) 245-6458
FOR RELEASE	(Media)	Rich Jeffers	(407) 245-4189
December 20, 2010
4:30 PM ET

DARDEN RESTAURANTS REPORTS 26% INCREASE IN SECOND QUARTER DILUTED

NET EARNINGS PER SHARE; ANNOUNCES QUARTERLY DIVIDEND OF 32 CENTS

PER SHARE AND ADDITIONAL SHARE REPURCHASE AUTHORIZATION

ORLANDO, FL, Dec. 20 – Darden Restaurants, Inc. (NYSE: DRI) today reported sales and diluted net earnings per share for the fiscal second quarter ended November 28, 2010. In the second quarter, diluted net earnings per share from continuing operations increased 26% to 54 cents, versus 43 cents in the prior year.

Second quarter sales from continuing operations were $1.73 billion, compared to $1.64 billion in the prior year, a 5.2% increase. Same-restaurant sales for the quarter were up 2.0% at Olive Garden and 6.8% at LongHorn Steakhouse and down 1.6% at Red Lobster, representing a 1.4% increase on a combined basis. This compares to an estimated 1.0% increase for the quarter in the Knapp-Track™ benchmark for U.S. same-restaurant sales, excluding Darden.

In addition to Darden’s same-restaurant sales growth, the 5.2% increase in total sales from continuing operations for the quarter reflects the addition of 63 net new restaurants compared to the prior year and represents continued market share growth for the Company.

“Our results this quarter are a clear demonstration of Darden’s earnings growth capability,” said Clarence Otis, the Company’s Chairman and Chief Executive Officer. “The keys to our performance are strong brands, an effective and efficient support platform and well prepared and committed teams. During the economic downturn, we continued to invest in strengthening each of these success drivers and in consistent expansion of our brands through new restaurant growth. Darden successfully navigated an extended period of declining same-restaurant sales across the industry, delivering sustained earnings growth and steady growth in market share. As the economy recovers and same-restaurant sales turn positive, we believe we are well positioned to generate meaningfully higher earnings growth while growing sales at a level that continues to build market share. This quarter provides compelling evidence of that positioning.”

Highlights for the quarter ended November 28, 2010 include the following:

•

Net earnings from continuing operations for the second quarter were $75.8 million, or 54 cents per diluted share on sales of $1.73 billion. Last year, second quarter net earnings from continuing operations were $61.2 million, or 43 cents per diluted share, on sales of $1.64 billion.

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•

Total second quarter sales from continuing operations of $1.73 billion represent a 5.2% increase over the prior year. This reflects U.S. same-restaurant sales growth of 2.0% at Olive Garden and 6.8% at LongHorn Steakhouse, a same-restaurant sales decline of 1.6% at Red Lobster and the Company’s operation of 63 net new restaurants compared to the prior year.

•

The Company’s Board of Directors declared a quarterly dividend of 32 cents per share on the Company’s outstanding common stock. The dividend is payable on February 1, 2011 to shareholders of record at the close of business on January 10, 2011.

•

The Company purchased over 1.6 million shares of its common stock during the quarter. Since commencing its repurchase program in December 1995, the Company has purchased 158.1 million shares for $3.18 billion.

•

The Board of Directors approved an additional share repurchase authorization totaling 25.0 million shares. Combined with unused capacity from prior authorizations, the Company’s available share repurchase authorization now totals 29.3 million shares, which is approximately 21% of the 137.3 million shares the Company had outstanding at the end of second quarter of fiscal 2011.

Operating Highlights

OLIVE GARDEN’S second quarter sales of $828 million were 5.8% above prior year, driven by revenue from 33 net new restaurants and its U.S. same-restaurant sales increase of 2.0%. For the quarter, on a percentage of sales basis, lower restaurant labor expenses, restaurant expenses, selling, general and administrative expenses and depreciation expenses were partially offset by increased food and beverage expenses. The net result was an increase in returns and absolute operating profit for the quarter.

RED LOBSTER’S second quarter sales of $556 million were 1.1% below prior year, driven by a U.S. same-restaurant sales decrease of 1.6%, partially offset by revenue from two net new restaurants. For the quarter, on a percentage of sales basis, lower food and beverage expenses, restaurant labor expenses and restaurant expenses were partially offset by increased selling, general and administrative expenses and depreciation expenses. Absolute operating profit and returns increased for the quarter.

LONGHORN STEAKHOUSE’S second quarter sales of $224 million were 12.4% above prior year, driven by revenue from 17 net new restaurants and its same-restaurant sales increase of 6.8%. For the quarter, on a percentage of sales basis, lower food and beverage expenses, restaurant labor expenses, restaurant expenses and depreciation expenses were partially offset by increased selling, general and administrative expenses, resulting in an increase in returns and absolute operating profit for the quarter.

THE SPECIALTY RESTAURANT GROUP’S second quarter sales of $115 million were 18.9% above prior year driven by same-restaurant sales increases of 5.6% at The Capital Grille, 3.2% at Bahama Breeze and 3.8% at Seasons 52. Additionally, sales growth reflected revenue from four new restaurants at The Capital Grille, one new restaurant at Bahama Breeze and seven new restaurants at Seasons 52. The Capital Grille’s second quarter sales of $66 million were 12.4% above the prior year. Bahama Breeze’s second quarter sales of $30 million were 8.2% above the prior year. And Seasons 52’s second quarter sales of $19 million were 85% above the prior year.

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Fiscal September, October and November 2010 U.S. Same-Restaurant Sales Results

Darden reported that U.S. same-restaurant sales for its three large brands for the fiscal months of September, October and November as compared to the prior year were as follows:

Olive Garden	September	October	November
Same-Restaurant Sales	0.8%	2.5%	2.8%
Same-Restaurant Traffic	-1.6%	-0.1%	0.2%
Pricing	1.7%	1.7%	1.7%
Menu-mix	0.7%	1.0%	1.0%

Red Lobster	September	October	November
Same-Restaurant Sales	-6.6%	1.8%	1.8%
Same-Restaurant Traffic	-8.7%	0.2%	0.1%
Pricing	1.4%	1.4%	1.4%
Menu-mix	0.7%	0.1%	0.4%

LongHorn Steakhouse	September	October	November
Same-Restaurant Sales	8.3%	6.5%	5.3%
Same-Restaurant Traffic	6.2%	3.4%	2.9%
Pricing	2.3%	1.9%	1.9%
Menu-mix	-0.2%	1.2%	0.4%

Fiscal 2011 Outlook

Darden affirmed that it continues to anticipate that diluted net earnings per share growth from continuing operations for fiscal 2011 will be approximately +14% to +17%, which is consistent with the Company’s outlook at the beginning of the year. This compares to reported diluted net earnings per share from continuing operations of $2.86 in fiscal 2010. The Company also reported that its earnings expectations for the fiscal year are based on (1) blended U.S. same-restaurant sales in fiscal 2011 for Olive Garden, Red Lobster and LongHorn Steakhouse of approximately +2%; (2) the opening of approximately 70 to 75 net new restaurants in fiscal 2011; and (3) total sales growth of between +5% and +6% in fiscal 2011.

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with over $7.1 billion in annual sales and approximately 180,000 employees. Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands — Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 — reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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Forward-looking statements in this news release regarding our expected diluted net earnings per share growth and U.S. same-restaurant sales for the fiscal year, total sales growth, stock repurchases, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, health concerns including virus outbreaks, the intensely competitive nature of the restaurant industry, factors impacting our ability to drive sales growth, the impact of the indebtedness we incurred in the RARE acquisition, our plans to expand our newer brands like Bahama Breeze and Seasons 52, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, increased advertising and marketing costs, a failure to develop and recruit effective leaders, the price and availability of key food products and utilities, shortages or interruptions in the delivery of food and other products, volatility in the market value of derivatives, general macroeconomic factors including unemployment and interest rates, severe weather conditions, disruptions in the financial markets, a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

11/28/10		11/29/09
665	Red Lobster USA	663
28	Red Lobster Canada	28

693	Total Red Lobster	691

729	Olive Garden USA	696
6	Olive Garden Canada	6

735	Total Olive Garden	702

340	LongHorn Steakhouse	323

44	The Capital Grille	40

25	Bahama Breeze	24

15	Seasons 52	8

—	Other	1

1,852	Total Restaurants	1,789

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	11/28/10	11/29/09	11/28/10	11/29/09
Sales	$1,726.2	$1,641.3	$3,532.9	$3,375.3
Costs and expenses:
Cost of sales:
Food and beverage	494.7	471.3	1,002.2	971.6
Restaurant labor	571.9	563.7	1,150.7	1,131.7
Restaurant expenses	274.9	257.4	554.0	524.8

Total cost of sales (1)	$1,341.5	$1,292.4	$2,706.9	$2,628.1
Selling, general and administrative	180.0	169.9	360.9	341.3
Depreciation and amortization	78.0	73.8	154.7	146.7
Interest, net	23.5	24.5	48.1	48.3

Total costs and expenses	$1,623.0	$1,560.6	$3,270.6	$3,164.4
Earnings before income taxes	103.2	80.7	262.3	210.9
Income taxes	(27.4)	(19.5)	(73.3)	(54.8)

Earnings from continuing operations	$75.8	$61.2	$189.0	$156.1
Losses from discontinued operations, net of tax benefit of $0.8, $0.6, $0.9, and $1.0, respectively	(1.3)	(0.9)	(1.4)	(1.5)

Net earnings	$74.5	$60.3	$187.6	$154.6

Basic net earnings per share:
Earnings from continuing operations	$0.55	$0.44	$1.37	$1.12
Losses from discontinued operations	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Net earnings	$0.54	$0.43	$1.36	$1.11

Diluted net earnings per share:
Earnings from continuing operations	$0.54	$0.43	$1.34	$1.10
Losses from discontinued operations	$(0.01)	—	$(0.01)	$(0.01)
Net earnings	$0.53	$0.43	$1.33	$1.09
Average number of common shares outstanding:
Basic	137.6	139.0	138.1	138.8
Diluted	141.2	141.7	141.5	141.6

(1) Excludes restaurant depreciation and amortization as follows:	$72.8	$69.6	$144.5	$139.1

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DARDEN RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	11/28/2010	5/30/2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$52.9	$248.8
Receivables, net	56.0	53.2
Inventories	273.9	220.8
Prepaid income taxes	3.7	1.5
Prepaid expenses and other current assets	55.8	52.4
Deferred income taxes	120.7	101.8

Total current assets	$563.0	$678.5
Land, buildings and equipment, net	3,520.6	3,403.7
Goodwill	517.3	517.3
Trademarks	454.0	454.0
Other assets	197.4	193.9

Total assets	$5,252.3	$5,247.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$255.5	$246.4
Short-term debt	168.0	—
Accrued payroll	128.0	161.8
Accrued income taxes	—	1.0
Other accrued taxes	52.4	62.0
Unearned revenues	156.7	167.2
Current portion long-term debt	75.0	225.0
Other current liabilities	419.8	391.2

Total current liabilities	$1,255.4	$1,254.6
Long-term debt, less current portion	1,408.8	1,408.7
Deferred income taxes	276.6	268.6
Deferred rent	178.5	170.1
Obligations under capital leases, net of current installments	56.9	57.6
Other liabilities	197.5	193.8

Total liabilities	$3,373.7	$3,353.4

Stockholders’ equity:
Common stock and surplus	$2,350.9	$2,297.9
Retained earnings	2,721.0	2,621.9
Treasury stock	(3,112.5)	(2,943.5)
Accumulated other comprehensive income (loss)	(70.4)	(71.1)
Unearned compensation	(10.4)	(11.2)

Total stockholders’ equity	$1,878.6	$1,894.0

Total liabilities and stockholders’ equity	$5,252.3	$5,247.4

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DARDEN RESTAURANTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	11/28/10	11/29/09
Cash flows—operating activities
Net earnings	$187.6	$154.6
Losses from discontinued operations, net of tax	1.4	1.5
Adjustments to reconcile net earnings to cash flows:
Depreciation and amortization	154.7	146.7
Stock-based compensation expense	31.1	23.0
Change in current assets and liabilities and other, net	(92.7)	(15.3)

Net cash provided by operating activities of continuing operations	$282.1	$310.5

Cash flows—investing activities
Purchases of land, buildings and equipment	(276.2)	(214.4)
Proceeds from disposal of land, buildings and equipment (including assets held for disposal)	4.3	8.8
Increase in other assets	(4.0)	(1.0)

Net cash used in investing activities of continuing operations	$(275.9)	$(206.6)

Cash flows—financing activities
Proceeds from issuance of common stock	30.7	8.6
Dividends paid	(88.3)	(69.9)
Purchases of treasury stock	(170.7)	(2.2)
Income tax benefits credited to equity	7.4	1.9
Proceeds from issuance (repayments) of short-term debt, net	168.0	(47.7)
ESOP note receivable repayment	0.8	0.9
Principal payments on capital leases	(0.7)	(0.6)
Repayment of long-term debt	(150.8)	(0.9)

Net cash used in financing activities of continuing operations	$(203.6)	$(109.9)

Cash flows – discontinued operations
Net cash used in operating activities of discontinued operations	(1.3)	(0.6)
Net cash provided by investing activities of discontinued operations	2.8	0.6

Net cash provided by (used in) discontinued operations	$1.5	$—

Decrease in cash and cash equivalents	(195.9)	(6.0)
Cash and cash equivalents - beginning of period	248.8	62.9

Cash and cash equivalents - end of period	$52.9	$56.9

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